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                                                                    EXHIBIT 12.2

               UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS






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                                                                                         Year ended December 31
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Millions of dollars                                                         1998         1997         1996       1995       1994
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
Earnings from continuing operations                                        $ 130       $  669       $  456      $ 249      $ 110
Provision for income taxes                                                   175          102          302        226        161
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         Earnings subtotal  (a)                                              305          771          758        475        271
Fixed charges included in earnings:
   Interest expense                                                          177          183          279        291        275
   Distribution on convertible preferred securities                           33           33           10          -          -
   Interest portion of rentals  (b)                                           20           23           40         41         50
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         Fixed charges subtotal                                              230          239          329        332        325
Earnings from continuing operations
   available before fixed charges                                          $ 535       $1,010       $1,087      $ 807      $ 596
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Fixed charges:
   Fixed charges included in earnings                                        230          239          329        332        325
   Capitalized interest                                                       26           35           15         35         30
   Preferred stock dividends, pre-tax basis                                    -            -           29         58         58
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         Total fixed charges                                               $ 256       $  274       $  373      $ 425      $ 413
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Ratio of earnings from continuing operations
   to fixed charges                                                          2.1          3.7          2.9        1.9        1.4
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(a) Includes pre-tax impairment of:                                          102           69           75        105         71

The ratio of earnings, excluding impairment, to fixed
charges would be:                                                            2.5          3.9          3.1        2.1        1.6

(b) Calculated as one-third of operating rental expense.
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